Exhibit 99.1

Eaton Corporation Corporate Communications Eaton Center Cleveland, OH 44114 tel: (216) 523-5304 kellymjasko@eaton.com

Date	January 27, 2010
For Release	Immediately
Contact	Kelly Jasko, Media Relations, (216) 523-5304
William Hartman, Investor Relations, (216) 523-4501
Todd M. Bluedorn Elected to Eaton Board of Directors
CLEVELAND ... Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced that Todd M. Bluedorn was elected to its board of directors. Bluedorn’s election brings the number of Eaton directors to 13.
“We are pleased to welcome Todd to the Eaton board,” said Alexander M. Cutler, Eaton chairman and chief executive officer. “His deep knowledge of engineering, manufacturing, and strategic issues, as well as his significant international experience, makes him an important addition to the board.”
Bluedorn, 46, is currently chief executive officer and a director of Lennox International Inc. (NYSE:LII), a global leader in the heating, ventilation, air conditioning and refrigeration markets. Prior to joining Lennox International in 2007, Bluedorn served in numerous senior management positions at United Technologies (NYSE:UTX) including President, Americas – Otis Elevator Company; President, North America – Commercial Heating, Ventilation and Air Conditioning for Carrier Corporate; and President, Hamilton Sundstrand Industrial. He began his professional career with McKinsey & Company in 1992 and served in the United States Army as a combat engineer officer and United States Army Ranger from 1985 to 1990.
Bluedorn has a Master of Business Administration from Harvard University, Cambridge, Mass., and a Bachelor of Science from the United States Military Academy, West Point, N.Y.
Eaton Corporation is a diversified power management company with 2009 sales of $11.9 billion. Eaton is a global technology leader in electrical components and systems for power

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Eaton/Page 2
quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.
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